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Exhibit 5.5

April 13, 2017

CONSENT OF DR. ARMANDO SIMON

United States Securities and Exchange Commission

Gentlemen:

        I, Dr. Armando Simon, P.Geo., General Manager Geoexmin SpA and formerly Principal Geologist for Amec Foster Wheeler Americas Limited at the time of production of the referenced Technical Report herein, hereby consent to the reference to my name, and to the reference to and use of the technical report with an effective date of December 31, 2015, which is entitled "Salobo Operations Para State, Brazil NI 43-101 Technical Report" (the "Technical Report") in the Registration Statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ DR. ARMANDO SIMON

Dr. Armando Simon, P.Geo.
General Manager
Geoexmin SpA

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  Exhibit 5.5
CONSENT OF DR. ARMANDO SIMON